EXHIBIT 5.1

[Letterhead of Dorsey & Whitney LLP]

June 29, 2004

Equinox Fund Management, LLC

Managing Owner

The Frontier Fund

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

Re: The Frontier Fund - Balanced Series, Graham Series, Beach Series, C-View Currency Series and Dunn Series

Gentlemen:

We have acted as your counsel in connection with the preparation and filing by The Frontier Fund (the “Trust”) of an abbreviated registration statement pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on June 29, 2004, covering an additional 460,000 units of beneficial interest in the Trust (“Units”) of which 275,000 Units are designated as Balanced Series Units, 100,000 Units are designated as Graham Series Units, 75,000 Units are designated as Beach Series Units, 5,000 Units are designated as C-View Currency Series Units and 5,000 Units are designated as Dunn Series Units. All of the Units will be sold by the Trust as described in the Registration Statement.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records, certificates, agreements, and other papers as we deemed necessary or appropriate to examine for the purpose of this opinion, including the Registration Statement. In such examinations, we have assumed, and not independently verified, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all copies submitted to us as certified or conformed or photostatic copies. As to any facts material to such opinion, we have relied upon statements of representatives of the Trust. In giving this opinion, we have relied as to all matters of Delaware law exclusively on the opinion of even date of Messrs. Richards, Layton & Finger, Delaware counsel to the Trust, and this opinion is subject to the qualifications set forth therein. Based upon and subject to the foregoing, it is our opinion that the Units to be offered for sale as described in the Registration Statement, when sold in the manner and under the conditions set forth therein, will be legally issued, fully paid, and non-assessable. This opinion speaks as of the date hereof, and we assume no obligation to update this opinion as of any further date. We hereby consent to the use of this opinion as an Exhibit to the Registration Statements.

Very truly yours,

/s/ DORSEY & WHITNEY LLP

MFG/JPB